Exhibit 10.1

February 21, 2011

Alfonso Knoll

Endeavor Power Corp

317 E Penn Avenue

Robesonia, PA 19551

Alfonso,

We are pleased to have the opportunity to present this proposal to provide strategic business consulting and venture services to Endeavor Power Corp. (the “Company”).  We look forward to building on our existing relationship and we truly appreciate the time you have spent with us recently to review your formidable technology and business goals.  This proposal describes:

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Our understanding of Endeavor Power Corp and the scope and approach of our proposed services in affecting mergers and acquisitions desired by the Company

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Roles and responsibilities

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The project team

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Estimated professional fees and project timing

We believe that we are exceptionally qualified to assist you in your efforts to expand the marketplace for the e-scrap business and additional projects we have discussed:

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This project will be staffed with experienced venture, business and technical operations professionals.  We are a hands-on consultancy and we either direct or execute each assignment ourselves.

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Our approach to entrepreneurial related projects is bottom-line business centric.  We value your time, energy and resources and attempt to always treat them as if they were our own.

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We have extensive entrepreneurial and new emerging growth expertise and experience.  Our relationship with the venture and investment banking community is well known.  Our business acceleration methodology provides sound, appropriate business services targeted to generate results in reasonable time frames.

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Our approach is comprehensive.  We provide a full range of strategic managed services for each engagement.  These services are defined at the initiation of the engagement with you, not for you.  From venture funding sourcing to strategic business planning and implementation, we provide our clients professional services that meet your requirements.

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We will bring our formidable Musser Group resources to this engagement

BACKGROUND AND UNDERSTANDING

SCOPE AND APPROACH

Endeavor Power Corp has asked our team to assist with certain aspects of moving the Company forward.  Our proposal to assist Endeavor Power Corp is broken into a number of focused initiatives.  We will work with the Company to:

1.

Identify, validate and affect on a best efforts basis potential merger and acquisition opportunities for the Company.

2.

Support the Company’s sales and marketing efforts in new initiatives by introducing the Company’s services to Musser Group contacts and affiliates.

3.

Manage the financing of the Company needs in working capital, private offerings, acquisitions etc.

ROLES AND RESPONSIBILITIES

To ensure the success of complex engagements of this type, it is important to identify the specific roles and responsibilities of each of the parties involved.  We believe that this type of project will only be successful if both parties are engaged throughout the length of the project. Our team and the Company will perform as a team throughout this engagement to deliver high value solutions to the Company.

ENGAGEMENT PROJECT TEAM

We will service this engagement from our Wayne, Pennsylvania based practice, which is staffed to execute projects of this type.  Team members are seasoned business consultants with exceptional business and marketing skills as well as deep technical capabilities and expertise.  A brief biographical sketch of the founder of The Musser Group inc. is as follows.

Mr. Warren V. “Pete” Musser, - Mr. Musser is a Co-Founder and Managing Partner.  A veteran of the technology and financial industries, Pete has been a leading figure in the business world as both an entrepreneur and a chief executive for more than 50 years.  Pete is best known for his role as Founder and Chairman of Safeguard Scientifics, Inc.  As the Chairman of the Board and Chief Executive Officer from 1953 until 2001, he facilitated the formation and success of many of today’s top Fortune companies, including QVC, Comcast, Novell, and more.  Today, Pete continues to serve as Chairman Emeritus of Safeguard, and brings his 50+ years of venture and private equity expertise to advising companies on strategic venture positioning.

Mr. Musser will lead the funding initiatives for this engagement.

PROJECT TIMING AND PROFESSIONAL FEES

We anticipate that the components of this engagement will require ten to twelve months.  The availability of the Company staff for information review, implementation, and decision-making may also affect the project timing.  This engagement is subject to extension based on the Company’s approval and notification no less than 30 days prior to the projected completion date of the initial engagement phase.

We anticipate our investment of between 40-80 hours per month for the initial phase of this engagement. Based upon our understanding of the objectives, our proposed staffing, and the scope of services described above, professional fees are estimated as follows:

Our normal, fee structure for this type of engagement is a base monthly retainer, an equity position in the Company, and performance payments for direct revenue generation and investment-liquidity activity as defined below.  Compensation structure proposed is to achieve business enterprise value desired by the Company as well as accretive business to enhance the Company’s profitability and closing commercial enterprise transactions for the Company. We will bring all of the resources to bear on this project as to achieve the maximum value to the Company, shareholders and management. As such the payment structure is as follows: ten-million (10,000,000) rule 144 restricted shares of Endeavor Power Corp.

It is agreed that these shares shall be delivered within seven (7) days of this agreement.  We will initiate this engagement upon delivery. In all cases our work is on a “best efforts” basis.

We are committed to building a long-term, value-added relationship with the Company that goes beyond this initial engagement. We believe this engagement is the beginning of that relationship and we have chosen to significantly discount our standard retainer engagement rates and utilize a sweat equity position to become true partners with the Company.

We will make every effort, consistent with the successful completion of this project, to minimize the cost of our participation. We will keep you informed of any circumstances that would increase the cost of this engagement and will decide jointly how to proceed before authorizing any additional expense.

We are excited about this opportunity to be of service to Endeavor Power Corp and are committed to providing professional services that are timely, responsive and reasonably priced.  If you should have any questions, please do not hesitate to contact us at 484 -678-8489.  If you are in agreement with the terms of this proposal, please sign one copy and return it to us.  Once we have received your signed copy, we will begin scheduling the project.

Very truly yours,

/s/ Warren Musser

Warren Musser

President & Chief Executive Officer

The Musser Group

Accepted for Endeavor Power Corp., by:

Date: February 21, 2011

Signature:  /s/ Alfonso Knoll

Name:       Alfonso Knoll

Title:         President & Chief Executive Officer